Exhibit 99

For Immediate Release

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President of Marketing	President and CEO
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-9823
cscott@homesavings.com

United Community Financial Corp. Announces

Share Repurchase Program

YOUNGSTOWN, Ohio – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio, announced today that the UCFC Board of Directors decided it is in the best interests of the Company and its shareholders to authorize a new repurchase program of up to 2,500,000 shares of the Company’s outstanding shares.

Gary M. Small, President and Chief Executive Officer of UCFC and Home Savings stated, “The Board’s decision to authorize the new share repurchase program reflects our continued commitment of instituting disciplined capital management strategies aimed at maximizing shareholder value and returns. As market conditions warrant, we will continue to take advantage of opportunities to repurchase the stock. Based upon our current projections, the authorization should serve our needs well into 2017.”

Purchases of shares under the UCFC stock repurchase program may be made periodically in the open market through block trades or otherwise, and the program may be commenced or suspended at any time without prior notice. As of April 27, 2016, UCFC had 47,477,440 shares outstanding. Shares repurchased by the Company will be held as treasury stock and will be available for general corporate purposes, including employee incentive plans issued pursuant to the 2015 United Community Long Term Incentive Plan approved by shareholders in April 2015. Repurchases will be made periodically depending upon a variety of conditions, including general market conditions and other factors, and no assurance is provided regarding the number of shares that the Company will repurchase in the market.

Home Savings is a wholly owned subsidiary of the Company and operates retail banking offices and loan production centers in Ohio, western Pennsylvania and West Virginia. Additional information on the Company and Home Savings may be found on the Company’s web site: www.irucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

###